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                                                                    Exhibit 10.1

                              AMENDMENT NO. 1 TO
                               EGGHEAD.COM, INC.
                         RESTATED NONEMPLOYEE DIRECTOR
                               STOCK OPTION PLAN

     The Egghead.com, Inc. Restated Nonemployee Director Stock Option Plan (the "Plan") is amended as follows:

     The second and third sentences of the first paragraph of Article VI of the Plan are hereby amended as follows:

          Upon the effective date of a dissolution or liquidation of the Corporation, or of a reorganization, merger or consolidation of the Corporation with one or more corporations that results in more than 20% of the outstanding voting shares of the Corporation being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than 20% of the then outstanding shares of the Corporation to another corporation or other entity, this Plan and all options granted hereunder shall terminate, unless such options are assumed in such transaction. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of stock, each optionee shall be entitled, for a period of twenty days prior to the effective date of such transaction, to purchase the full number of shares under his or her option which he or she otherwise would have been entitled to purchase during the remaining term of such options.

     The date of the adoption of this Amendment No. 1 by the Board of Directors of the corporation is July 13, 1999. The effective date of this Amendment No. 1 shall be July 13, 1999, the date of adoption by the Board of Directors.